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                                  April 4, 2005

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, DC  20549

Attention:  Elaine Wolff

Re:      Brandywine Realty Trust
         Registration of Form S-3
         Registration No. 333-123446

Dear Ms. Wolff:

         On behalf of Brandywine Realty Trust (the "Company"), and pursuant to Rule 461 promulgated under the Securities Act of 1933, the Company hereby requests that the Registration Statement, as amended, be declared effective on Wednesday, April 6, 2005 or as soon thereafter as practicable.

                                        Very truly yours,

                                        Brandywine Realty Trust

                                                /s/ Christopher P. Marr
                                                --------------------------------
                                        By:     Christopher P. Marr
                                                Senior Vice President and Chief
                                                Financial Officer